Exhibit 99.1

Contact:	Dan Foley – Investors	Alberto Lopez — Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Release #HET 05-0645

Harrah’s Operating Company Commences Tender Offers For 7.50% Senior Notes due 2009 and 8.00% Senior Notes due 2011

LAS VEGAS — May 30, 2006 – Harrah’s Operating Company, Inc. (the “Company”), a wholly-owned subsidiary of Harrah’s Entertainment, Inc. (NYSE:HET), today announced that it has commenced tender offers (the “Offers”)  for any and all of its outstanding 7.50% Senior Notes due January 15, 2009 (the “2009 Notes”) and 8.00% Senior Notes due February 1, 2011 (the “2011 Notes” and, together with the 2009 Notes, the “Notes”).

The Offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase dated May 30, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal. Under the terms of the Offers, the purchase price for each $1,000 principal amount of 2009 Notes validly tendered and accepted for payment will be based on a fixed spread of 60 basis points, or 0.60%, over the yield to maturity based on the bid side price of the 4.875% U.S.

Treasury Note due May 15, 2009. The purchase price for each $1,000 principal amount of 2011 Notes validly tendered and accepted for payment will be based on a fixed spread of 80 basis points, or 0.80%, over the yield to maturity based on the bid side price of the 4.875% U.S. Treasury Note due May 31, 2011. The yield to maturity of the reference U.S. Treasury Notes used in the fixed spread formulas will be set at 2:00 p.m. ET, on June 6, 2006 or a later date if the Offers are extended.

The Offers will expire at 5:00 p.m. ET, on June 8, 2006, unless the Offers are extended or earlier terminated. Tendered Notes may be withdrawn at any time prior to the expiration time. Payment of the purchase price for tendered Notes, plus accrued and unpaid interest up to the date of payment, will be paid in same-day funds on the next business day following the expiration of the Offers or as soon as practical thereafter. It is expected that payment will be made on June 9, 2006. The Company intends to raise proceeds through the issuance of securities to pay for all or a portion of the Notes purchased pursuant to the Offers. Alternatively, the Company may elect to use cash on hand, available borrowing under its credit facility or commercial paper programs to pay for the Notes purchased pursuant to the Offers.

Subject to applicable law and certain provisions in the applicable indenture governing the Notes, the Company may, in its sole discretion, waive any condition applicable to the Offers and may extend or otherwise amend the Offers. The Offers are not conditioned on a minimum amount of Notes being tendered.

Deutsche Bank Securities Inc. and JPMorgan Securities Inc. are acting as Dealer Managers for the Offers. The Information Agent and the Depositary is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at 866-736-2200. Questions regarding the Offers should be directed to Deutsche Bank Securities Inc., Liability Management Group at either 212-250-2955 or 866-627-0391 or JPMorgan at either 212-834-4077 or 866-834-4666.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment through operating subsidiaries. Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):  the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost-effectively integrate into Caesars into our operations; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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